Exhibit 5.1

3400 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com
September 16, 2010
Martin Midstream Partners L.P.
Martin Midstream Finance Corp.
Subsidiary Guarantors Listed in the Form S-4
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), Martin Midstream Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Partnership, the “Issuers”), and certain of the Partnership’s subsidiaries, under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $200 million aggregate principal amount of the Issuers’ 8 7 / 8 % Senior Notes due 2018 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 8 7 / 8 % Senior Notes due 2018 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes and the Outstanding Notes, certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of March 26, 2010 (the “Indenture”), between the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibits 5.1 and 8.1 to the Registration Statement.
     In our capacity as your counsel in connection with the transaction referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (iv) the Limited Liability Company Agreement of Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (v) the Certificate of Incorporation of Finance Corp. and the Bylaws of Finance Corp., each as amended to the date hereof, (vi) the limited liability company agreement or agreement of limited partnership, as applicable, and other governing documents of each of the Subsidiary Guarantors, (vii) originals, or copies certified or otherwise identified, of the corporate, partnership and limited liability company records of the Partnership, the General Partner, Finance Corp. and each of the Subsidiary Guarantors, including minute books of the General Partner and Finance Corp. as furnished to us by the General Partner and Finance Corp.,

Martin Midstream Partners L.P.
Martin Midstream Finance Corp.
Subsidiary Guarantors Listed in the Form S-4
September 16, 2010

(viii) certificates of public officials and of representatives of the Issuers, (ix) statutes and (x) other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.
     On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.
     2. The Guarantees of the Subsidiary Guarantors remain the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.
     3. The discussion and the legal conclusions set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences” (except for the representations and statements of fact of the Partnership and the General Partner, included in such discussion, as to which we express no opinion) are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Outstanding Notes for the Exchange Notes.
     The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, which includes those statutory provisions as well as all applicable

Martin Midstream Partners L.P.
Martin Midstream Finance Corp.
Subsidiary Guarantors Listed in the Form S-4
September 16, 2010

provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws and applicable federal law of the United States of America, in each case as in effect on the date hereof and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We hereby consent to the filing of this opinion of counsel as Exhibits 5.1 and 8.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP